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As filed with the Securities and Exchange Commission on September 8, 2017

Registration No. 333-219205

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Tremont Mortgage Trust
(Exact name of registrant as specified in its Charter)

Two Newton Place, 255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634
(617) 796-8317
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David M. Blackman
Chief Executive Officer
Tremont Mortgage Trust
Two Newton Place, 255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634
(617) 796-8317
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Margaret R. Cohen Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, Massachusetts 02116 (617) 573-4800	Bartholomew A. Sheehan III Jason A. Friedhoff Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        Tremont Mortgage Trust is filing this Amendment No. 4 (this "Amendment") to its Registration Statement on Form S-11 (Registration Statement No. 333-219205) (the "Registration Statement") as an exhibit-only filing solely to: (i) file an opinion of Venable LLP, filed herewith as Exhibit 5.1, as well as an updated consent of Ernst & Young LLP, filed herewith as Exhibit 23.1, neither of which have previously been filed; and (ii) to amend and restate the list of exhibits set forth in Item 36(B) of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, the exhibit index and the filed exhibits. The preliminary prospectus is unchanged and has therefore been omitted.

1

 Part II
Information not required in prospectus

Item 31.    Other expenses of issuance and distribution.

        The following table sets forth the estimated costs and expenses as of August 31, 2017, other than the underwriting discounts and commissions, payable by Tremont Realty Advisors LLC, or our Manager, in connection with the sale of the securities being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee. If we terminate or do not renew our management agreement with our Manager without a cause event or if the management agreement is terminated by our Manager for a material breach, we will be required to pay our Manager a termination fee that includes, among other things, an amount equal to the initial organizational costs related to our formation, the costs of the Offering to which this registration statement relates (including the underwriting discounts and commissions) and the costs of the concurrent private placement described below.

Securities and Exchange Commission registration fee	$11,996
Financial Industry Regulatory Authority, Inc. filing fee	16,025
Nasdaq listing fee	125,000
Legal fees and expenses (including Blue Sky fees)	2,600,000
Accounting fees and expenses	250,000
Printing and engraving expenses	250,000
Transfer agent fees and expenses	23,755
Miscellaneous	10,000

Total	$3,286,776

Item 32.    Sales to special parties.

        None.

Item 33.    Recent sales of unregistered equity securities.

        In connection with our formation and initial capitalization, on June 1, 2017, we issued 100 of our common shares of beneficial interest, $0.01 par value per share, or our Shares, to our Manager for an aggregate purchase price of $2,000.00. These Shares were issued in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act of 1933, as amended, or the Securities Act. As described in the prospectus constituting a part of this registration statement, concurrently with the completion of the offering to which this registration statement relates our Manager will purchase in a private placement that closes concurrently with the completion of such offering at least 500,000 Shares, and may purchase a number of our Shares that represents up to 20.0% of our Shares outstanding after completion of such offering and private placement, at the same price per Share as the public offering price per Share, in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act.

Item 34.    Indemnification of Trustees and officers.

        Maryland law applicable to real estate investment trusts, or the Maryland REIT Law, permits a real estate investment trust, or REIT, formed under Maryland law to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty by the Trustee or officer that was established by a final judgment as being material to the cause of action adjudicated. Our Amended and Restated Declaration of Trust that will be in effect upon the completion of the offering to which this registration statement relates, or our Declaration of Trust, contains a provision which eliminates the liability of our Trustees and officers to the maximum extent permitted by the Maryland REIT Law.

        The Maryland REIT Law also permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        Our Declaration of Trust requires us to indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any present or former Trustee or officer of the Trust, and any individual who, while a present or former Trustee or officer of the Trust and, at our request, serves or has served as a trustee, director, officer, partner, manager, employee or agent of another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her present or former service in that capacity. Except with respect to proceedings to enforce rights to indemnification, we are required to indemnify a Trustee or officer as described in this paragraph in connection with a proceeding initiated by him or her against us only if such proceeding was authorized by our Board of Trustees. Under our Declaration of Trust, we are also required to advance expenses to a Trustee or officer, without a preliminary determination of ultimate entitlement to indemnification as provided above for a Maryland corporation. Our Declaration of Trust also permits us, with the approval of our Board of Trustees, to obligate ourselves to indemnify and advance expenses to certain other persons, including, for example, our Manager and its affiliates (including The RMR Group Inc. and its consolidated subsidiaries, or RMR) and any present or former employee, manager or agent of us, our subsidiaries or our Manager or our or their affiliates (including RMR).

        Prior to the closing of this offering, we will also enter into indemnification agreements with our Trustees and officers providing for procedures for indemnification by us to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us. We may also maintain directors' and officers' liability insurance for our Trustees and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Trustees, officers or persons controlling us pursuant to the foregoing provisions of Maryland law and our Declaration of Trust, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Item 35.    Treatment of proceeds from stock being registered.

        The consideration to be received by us for the Shares registered hereunder will be credited to the appropriate capital share account.

Item 36.    Financial statements and exhibits.

(A)
Financial Statements. See Page F-1 for Index to Financial Statements and the related notes thereto that are being filed as part of this Registration Statement on Form S-11.

(B)
The following is a list of exhibits being filed as part of, or incorporated by reference into, this Registration Statement on Form S-11.

Exhibit Number	Description
1.1	Form of Underwriting Agreement**
3.1	Form of Amended and Restated Declaration of Trust of the Registrant**
3.2	Form of Amended and Restated Bylaws of the Registrant**
4.1	Form of Share Certificate**
5.1	Opinion of Venable LLP*
8.1	Opinion of Sullivan & Worcester LLP**
10.1	Form of Private Placement Purchase Agreement between Tremont Mortgage Trust and Tremont Realty Advisors LLC**
10.2	Form of Management Agreement among the Registrant, Tremont Realty Advisors LLC and, solely in respect of Section 29 thereof, The RMR Group Inc.**
10.3	Form of 2017 Equity Compensation Plan of the Registrant**
10.4	Form of Share Award Agreement**
10.5	Form of Indemnification Agreement**
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*
23.3	Consent of Sullivan & Worcester LLP (included in the opinion filed as Exhibit 8.1)**
24.1	Power of Attorney**
99.1	Consent of John L. Harrington to be named as Independent Trustee**
99.2	Consent of Joseph L. Morea to be named as Independent Trustee**

Exhibit Number	Description
99.3	Consent of Jeffrey P. Somers to be named as Independent Trustee**

*
Furnished herewith.

**
Previously filed.

Item 37.    Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby further undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
The registrant undertakes to send to each shareholder at least on an annual basis a detailed statement of any transactions with its manager or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to its manager or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(e)
The registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each significant property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing shareholders. Each sticker supplement should disclose all compensation and fees received by its manager and its affiliates in connection with any such acquisition. The post-effective amendment shall include or incorporate by reference audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X that have been filed or should have been filed on Form 8-K for all significant properties acquired during the distribution period.

 Exhibit index

Exhibit Number	Description
1.1	Form of Underwriting Agreement**
3.1	Form of Amended and Restated Declaration of Trust of the Registrant**
3.2	Form of Amended and Restated Bylaws of the Registrant**
4.1	Form of Share Certificate**
5.1	Opinion of Venable LLP*
8.1	Opinion of Sullivan & Worcester LLP**
10.1	Form of Private Placement Purchase Agreement between Tremont Mortgage Trust and Tremont Realty Advisors LLC**
10.2	Form of Management Agreement among the Registrant, Tremont Realty Advisors LLC and, solely in respect of Section 29 thereof, The RMR Group Inc.**
10.3	Form of 2017 Equity Compensation Plan of the Registrant**
10.4	Form of Share Award Agreement**
10.5	Form of Indemnification Agreement**
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*
23.3	Consent of Sullivan & Worcester LLP (included in the opinion filed as Exhibit 8.1)**
24.1	Power of Attorney**
99.1	Consent of John L. Harrington to be named as Independent Trustee**
99.2	Consent of Joseph L. Morea to be named as Independent Trustee**
99.3	Consent of Jeffrey P. Somers to be named as Independent Trustee**

*
Furnished herewith.

**
Previously filed.

 Signatures

        Pursuant to the requirements of the Securities Act of 1933, Tremont Mortgage Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on September 8, 2017.

TREMONT MORTGAGE TRUST
By:	/s/ DAVID M. BLACKMAN
	Name:	David M. Blackman
	Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature			Title	Date

/s/ DAVID M. BLACKMAN DAVID M. BLACKMAN			Chief Executive Officer (principal executive officer)	September 8, 2017
* G. DOUGLAS LANOIS			Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	September 8, 2017
* ADAM D. PORTNOY			Trustee	September 8, 2017
* BARRY M. PORTNOY			Trustee	September 8, 2017
*By:	/s/ DAVID M. BLACKMAN
	Name:	David M. Blackman
	Title:	Attorney-in-fact

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EXPLANATORY NOTE
Part II Information not required in prospectus
  Item 31. Other expenses of issuance and distribution.
  Item 32. Sales to special parties.
  Item 33. Recent sales of unregistered equity securities.
  Item 34. Indemnification of Trustees and officers.
  Item 35. Treatment of proceeds from stock being registered.
  Item 36. Financial statements and exhibits.
  Item 37. Undertakings.
Exhibit index
Signatures